EXHIBIT 99.1

SJW CORP. ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

SAN JOSE, CA, July 29, 2015 – SJW Corp. (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2015. Operating revenue was $72.4 million in the quarter compared to $70.4 million in 2014. The $2 million increase in revenue was primarily attributable to $11.8 million in cumulative rate increases and $300,000 in revenue from new customers, offset by $9.3 million in lower customer water usage and a decrease in the net recognition of certain balancing and memorandum accounts of $800,000.

Water production expenses for the second quarter of 2015 were $26.8 million versus $33.1 million for the same period in 2014, a decrease of $6.3 million. The decrease in water production expenses was attributable to $7.4 million in lower customer water usage and $1.2 million in lower expenses due to an increase in the use of available surface water supply. These decreases were partially offset by $2.3 million in higher per unit costs for purchased water, groundwater extraction and energy charges. Operating expenses, excluding water production expenses, increased $3.2 million to $28.4 million from $25.2 million. The increase was due to $1.9 million in higher administrative and general expenses, $707,000 of higher depreciation expense, $315,000 in higher property taxes and other non-income taxes, and an increase of $271,000 in maintenance expenses. The increase in administrative and general expenses was primarily attributable to higher pension costs and costs related to the California General Rate Case proceeding and other activities.

Other expense and income in the second quarter of 2014 included a pre-tax gain on the sale of 125,969 shares of California Water Service Group stock of $2 million and a sale of a real estate investment property in Texas of approximately $300,000. No similar sales occurred in 2015.

The effective consolidated income tax rates were 37% and 31% for the quarters ended June 30, 2015 and 2014, respectively. The change in effective consolidated income tax rate was primarily due to a credit of $880,000 related to State of California enterprise zone sales and use tax credits in 2014.

Net income was $7.5 million for the quarter ended June 30, 2015, compared to $6.8 million for the same period in 2014. Diluted earnings per share were $0.36 and $0.34 for the quarters ended June 30, 2015 and 2014, respectively.

Year-to-date operating revenue increased by $9.5 million to $134.5 million from $125.0 million in the first six months of 2015. The increase was attributable to $20.8 million in cumulative rate increases, $700,000 in revenue from new customers and a net increase in the recognition of certain balancing and memorandum accounts of $1.2 million. These increases were offset by $13.2 million in lower customer water usage.

Year-to-date water production expenses decreased to $48.2 million from $56.6 million in 2014. The $8.4 million decrease was attributable to $8.9 million in lower customer water usage, $3.3 million in lower expenses due to an increase in the use of available surface water supply, offset by $3.8 million in higher per unit costs for purchased water, groundwater extraction and energy charges. Operating expenses, excluding water production costs, increased $6.2 million to $56.3 million from $50.1 million. The increase was due to $3.8 million of higher administrative and general expenses, $1.4 million of higher depreciation expenses, $606,000 in higher property taxes and other non-income taxes and $365,000 in higher maintenance expenses. The increase in administrative and general expenses was primarily attributable to higher pension costs and costs related to California General Rate Case proceeding and other activities.

Other expense and income in 2015 included interest on our Series L Senior Note which was funded in August 2014. Other expense and income in 2014 included a pre-tax gain on the sale of 125,969 shares of California Water Service Group stock of $2 million and a sale of real estate investment property in Texas of approximately $300,000. No similar sales occurred in 2015.

The effective consolidated income tax rates were 37% and 32% for the six-month periods ended June 30, 2015 and 2014, respectively. The change in effective consolidated income tax rate for the six-month period ended June 30, 2015 compared to the same period in 2014 was due to a credit of $880,000 related to State of California enterprise zone sales and use tax credits in 2014.

Year-to-date net income was $12.2 million, compared to $7.8 million in 2014. Diluted earnings per share were $0.59 in the first six months of 2015, compared to $0.38 per diluted share for the same period in 2014.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.195 per share. The dividend is payable on September 1, 2015 to shareholders of record on August 10, 2015.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, SJW Land Company, and SJW Group, Inc. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
OPERATING REVENUE	$72,402	70,356	$134,514	124,952
OPERATING EXPENSE:
Production Expenses:
Purchased water	16,002	11,942	25,286	21,672
Power	1,528	2,623	2,700	4,112
Groundwater extraction charges	6,197	15,516	14,133	24,964
Other production expenses	3,065	3,001	6,062	5,863
Total production expenses	26,792	33,082	48,181	56,611
Administrative and general	11,464	9,510	22,760	18,960
Maintenance	3,844	3,573	7,212	6,847
Property taxes and other non-income taxes	2,890	2,575	5,985	5,379
Depreciation and amortization	10,202	9,495	20,361	18,980
Total operating expense	55,192	58,235	104,499	106,777
OPERATING INCOME	17,210	12,121	30,015	18,175
OTHER (EXPENSE) INCOME:
Interest expense	(5,618)	(4,954)	(11,270)	(9,824)
Gain on sale of California Water Service Group stock	—	2,017	—	2,017
Other, net	274	754	610	1,037
Income before income taxes	11,866	9,938	19,355	11,405
Provision for income taxes	4,405	3,092	7,199	3,653
NET INCOME	7,461	6,846	12,156	7,752
Other comprehensive (loss) income, net	(255)	41	(270)	239
Reclassification adjustment for gain realized on sale of investments, net	—	(1,171)	—	(1,171)
COMPREHENSIVE INCOME	$7,206	5,716	$11,886	6,820

EARNINGS PER SHARE
Basic	$0.37	0.34	$0.60	0.38
Diluted	$0.36	0.34	$0.59	0.38
DIVIDENDS PER SHARE	$0.20	0.19	$0.39	0.38
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,357	20,214	20,342	20,205
Diluted	20,501	20,398	20,491	20,392

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2015	December 31, 2014
ASSETS
Utility plant:
Land	$16,839	16,838
Depreciable plant and equipment	1,388,775	1,353,772
Construction in progress	34,694	23,208
Intangible assets	22,182	19,333
Total utility plant	1,462,490	1,413,151
Less accumulated depreciation and amortization	469,236	450,137
Net utility plant	993,254	963,014

Real estate investments	73,893	73,794
Less accumulated depreciation and amortization	12,371	11,593
Net real estate investments	61,522	62,201
CURRENT ASSETS:
Cash and cash equivalents	5,238	2,399
Accounts receivable and accrued unbilled utility revenue	43,552	45,327
Current regulatory assets, net	16,971	16,853
Prepaid expenses and other	4,251	3,514
Total current assets	70,012	68,093
OTHER ASSETS:
Investment in California Water Service Group	5,922	6,378
Debt issuance costs and other, net of accumulated amortization	4,970	5,218
Regulatory assets, net	153,718	158,010
Other	6,459	6,390
	171,069	175,996
	$1,295,857	1,269,304

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,606	10,567
Additional paid-in capital	67,344	66,298
Retained earnings	284,498	280,773
Accumulated other comprehensive income	2,247	2,517
Total shareholders' equity	364,695	360,155
Long-term debt, less current portion	384,038	384,365
Total capitalization	748,733	744,520
CURRENT LIABILITIES:
Line of credit	20,200	13,200
Current portion of long-term debt	597	584
Accrued groundwater extraction charge, purchased water and purchased power	8,599	6,030
Accounts payable	13,037	7,001
Accrued interest	6,191	6,361
Other current liabilities	10,413	11,518
Total current liabilities	59,037	44,694

DEFERRED INCOME TAXES AND CREDITS	188,595	186,821
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	215,284	211,805
POSTRETIREMENT BENEFIT PLANS	76,828	74,187
OTHER NONCURRENT LIABILITIES	7,380	7,277
	$1,295,857	1,269,304

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